EXHIBIT 99.1

For Immediate Release

November 1, 2021

Company Contact: Michael Caruso SVP, Corporate Finance & Investor Relations michael.caruso@broadstone.com 585.402.7842

Broadstone Net Lease Announces Third Quarter 2021 Results

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL), an internally-managed real estate investment trust (“BNL,” the “Company,” “we,” “our,” or “us”), today announced its operating results for the quarter ended September 30, 2021.

THIRD QUARTER 2021 HIGHLIGHTS

-
Invested $225.9 million in 18 properties at a weighted average initial cash cap rate of 6.5% with an additional $13.0 million of acquisitions that have closed subsequent to quarter end. The acquisitions included properties in industrial, healthcare, and retail asset classes. As of the date of this release, we have an additional $102.0 million of properties under control.
-
Increased full year 2021 acquisition guidance range to $600 million to $700 million.
-
Closed $375 million inaugural 10-year public bond offering at a fixed rate of 2.600%.
-
Received upgraded credit rating of 'Baa2' with stable outlook from Moody's in September 2021.
-
Established $400 million at-the-market common equity offering program ("ATM Program").
-
Ended the quarter with total outstanding debt and Net Debt of $1.6 billion and a Net Debt to Annualized Adjusted EBITDAre ratio of 5.06x
-
Collected 100% of base rents due for the third quarter.
-
Increased occupancy 10 basis points to 99.8%.
-
Incurred $8.6 million of general and administrative expenses, inclusive of $1.0 million of stock-based compensation.
-
Generated net income of $30.5 million, or $0.18 per share.
-
Generated AFFO of $55.8 million, or $0.33 per share.
-
Narrowed 2021 AFFO guidance range to $1.30 to $1.32 per diluted share, driven primarily by the early termination of a lease with an investment-grade office tenant and corresponding sale of the underlying properties to an unrelated third party, along with incremental interest expense anticipated from accelerating the timing of our inaugural public bond offering.
-
Declared a quarterly dividend on October 28, 2021, of $0.265 per share to shareholders of record as of December 31, 2021, up from $0.255 per share for the third quarter of 2021.

MANAGEMENT COMMENTARY

“We completed a very active third quarter as we continue to execute on our defensive growth strategy, further positioning ourselves as a leading net lease REIT,” said Chris Czarnecki, BNL’s Chief Executive Officer. “Our robust and diversified pipeline of attractive net-leased properties continued to accelerate, as we closed over $225 million of accretive investments during the quarter, and for the year have either closed or have under control $622 million of accretive investments in a diverse set of properties. Simultaneously, we were extremely active in the capital markets, closing our inaugural public bond issuance and opportunistically locking in $375 million of senior unsecured notes at attractive spreads and all in pricing, and establishing our $400 million ATM program to help match-fund our accretive acquisition pipeline in a highly efficient manner. These important capital markets tools will further help us fuel growth and maximize shareholder value as we work to close out a strong 2021 and prepare for an active 2022. Growth in our durable cash flows, coupled with continued strong portfolio operating performance, led to an increase in our quarterly dividend for shareholders.”

SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended
(in thousands, except per share data)	September 30, 2021	June 30, 2021
Revenues	$122,777	$84,759

Net income, including non-controlling interests	$30,522	$22,820
Net earnings per share	$0.18	$0.14

FFO	$91,947	$50,184
FFO per share	$0.54	$0.32

AFFO	$55,836	$52,024
AFFO per share	$0.33	$0.33

Diluted Weighted Average Shares Outstanding	169,587	157,430

FFO, AFFO, Net Debt, and Annualized Adjusted EBITDAre are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

During the third quarter, we executed the early termination of a long-term, master lease with an investment-grade office tenant in exchange for a termination fee of $35 million. The termination fee represented approximately 117% of the remaining contractual rents owed to us under the lease, which was set to mature in April of 2028. Simultaneously, we sold the underlying vacant properties to an unrelated third party for net proceeds of approximately $15.3 million. Together with the termination fee, we received total net cash proceeds of $50.3 million. We originally acquired the property from the tenant via a sale-leaseback transaction in April of 2016 for $54.6 million, and have since collected $21.8 million in net rents. As a result of the early lease termination transaction, sale of the underlying properties, and Q3 investments made in other property types, our office portfolio exposure was reduced to 7.9% of our total portfolio ABR at September 30, 2021.

The early lease termination transaction and sale of underlying properties resulted in an increase to net income of approximately $4.0 million, representing the difference between the net cash proceeds of $50.3 million and the property net book value of $46.3 million. Due to the nature of the separate transactions, on a gross basis we recorded $33.8 million of revenue, $4.1 million of depreciation and amortization, and $25.7 million of impairment. The classifications resulted in a $33.8 million increase to FFO, but no impact to AFFO or net debt to annualized adjusted EBITDAre.

REAL ESTATE PORTFOLIO UPDATE

As of September 30, 2021, we owned a diversified portfolio of 696 individual net leased commercial properties with 695 properties located in 42 U.S. states and one property located in British Columbia, Canada, comprising approximately 31.4 million rentable square feet of operational space. As of September 30, 2021, all but four of our properties were subject to a lease, and our properties were occupied by 197 different commercial tenants, with no single tenant accounting for more than 2.2% of ABR. Properties under leases represent 99.8% of our portfolio’s rentable square footage. The ABR weighted average annual minimum rent increases, pursuant to leases on properties in the portfolio as of September 30, 2021, was 2.0%.

During the third quarter, we invested $225.9 million, excluding capitalized acquisition costs, in 18 properties at a weighted average initial cash cap rate of 6.5%. The acquisitions included properties in industrial (59%, based on ABR), healthcare (31%), and retail (10%) asset classes located across 10 states with a weighted average initial lease term and minimum annual rent increases of 19.4 years and 1.8%, respectively. BNL continues to build and evaluate a robust pipeline of potential investment opportunities predominantly focused on industrial, healthcare, restaurants, and select retail property sectors. Subsequent to quarter end, we invested an additional $13.0 million, excluding capitalized acquisition costs, in five properties in the industrial and retail asset classes at a weighted average initial capitalization rate of 6.1%. BNL currently has $102.0 million of properties under control, which we define as under contract or executed letter of intent.

During the third quarter, we sold six properties for net proceeds of $25.5 million, recognizing a gain over carrying value of $1.2 million. The weighted average capitalization rate realized on the tenanted properties was 6.0%.

BALANCE SHEET AND CAPITAL MARKETS ACTIVITIES

On August 23, 2021, BNL established a $400 million ATM Program, including the ability to execute forward sales, which will enable BNL to set the price of shares upon pricing the offering while delaying the issuance of shares and the receipt of the net proceeds by BNL. No shares were sold during the period between August 23, 2021 and September 30, 2021.

On September 15, 2021, BNL completed its inaugural public bond offering of $375 million aggregate principal amount of 2.600% senior unsecured notes due 2031 (the “2031 Senior Unsecured Public Notes”). The public offering price for the 2031 Senior Unsecured Public Notes was 99.816% of the principal amount for an effective yield to maturity of 2.621%. The 2031 Senior Unsecured Public Notes are senior unsecured obligations of Broadstone Net Lease, LLC (the “OP”), guaranteed by Broadstone Net Lease, Inc.

As of September 30, 2021, our Net Debt was approximately $1.6 billion, providing a Net Debt to Annualized Adjusted EBITDAre ratio of 5.06x. We intend to maintain a leverage target of less than 6.0x on a Net Debt to Annualized Adjusted EBITDAre basis.

DISTRIBUTIONS

At its October 28, 2021 meeting, our board of directors declared a $0.265 distribution per common share and OP Unit to stockholders and OP Unitholders of record as of December 31, 2021, payable on or before January 15, 2022.

2021 GUIDANCE

BNL has narrowed its guidance range for the 2021 full year and currently expects to report AFFO of between $1.30 and $1.32 per diluted share, driven primarily by the early termination of a lease with an investment-grade office tenant and corresponding sale of the underlying properties to an unrelated third party, along with incremental interest expense anticipated from advancing the timing of its inaugural public bond offering.

The updated guidance range is based on the following key assumptions:

(i)
investments in real estate properties between $600 million and $700 million, which has been revised higher;
(ii)
dispositions of real estate properties between $100 million and $130 million, which has been revised higher to include the aforementioned early lease termination and corresponding property sale; and
(iii)
total cash general and administrative expenses between $31 million and $33 million, which has been revised lower.

AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions, and capital markets activities during the year.

CONFERENCE CALL AND WEBCAST

The company will host its third quarter earnings conference call and audio webcast on Tuesday, November 2, 2021, at 10:00 a.m. Eastern Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/193471231. If you prefer to listen via phone, U.S. participants may dial: 1-844-200-6205 (toll free) or 1-646-904-5544 (local), access code 848423. International callers may dial 1-929-526-1599, access code 848423.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call, please visit: https://investors.bnl.broadstone.com.

About Broadstone Net Lease, Inc.

BNL is an internally-managed REIT that acquires, owns, and manages primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. The Company utilizes an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting. As of September 30, 2021, BNL’s diversified portfolio consisted of 696 individual net leased commercial properties with 695 properties located in 42 U.S. states and one property located in Canada across the industrial, healthcare, restaurant, retail, and office property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “would be,” “believe,” “continue,” or other similar words. Forward-looking statements, including our 2021 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to the COVID-19 pandemic and its related impacts on us and our tenants, general economic conditions, local real estate conditions, tenant financial health, property acquisitions, and the timing and uncertainty of completing these acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 25, 2021, which you are encouraged to read, and is available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, Adjusted Funds from Operations, or AFFO, Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	September 30, 2021	December 31, 2020
Assets
Accounted for using the operating method, net of accumulated depreciation	$3,674,206	$3,354,511
Accounted for using the direct financing method	28,830	29,066
Accounted for using the sales type method	568	567
Investment in rental property, net	3,703,604	3,384,144
Cash and cash equivalents	16,182	100,486
Accrued rental income	112,163	102,117
Tenant and other receivables, net	940	1,604
Prepaid expenses and other assets	13,819	22,277
Goodwill	339,769	339,769
Intangible lease assets, net	301,046	290,913
Debt issuance costs – unsecured revolving credit facility, net	4,658	6,435
Leasing fees, net	9,791	10,738
Total assets	$4,501,972	$4,258,483

Liabilities and equity
Unsecured revolving credit facility	$—	$—
Mortgages, net	97,530	107,382
Unsecured term loans, net	646,458	961,330
Senior unsecured notes, net	843,665	472,466
Interest rate swap, liabilities	36,196	72,103
Earnout liability	—	7,509
Accounts payable and other liabilities	79,606	74,936
Accrued interest payable	9,895	4,023
Intangible lease liabilities, net	72,497	79,653
Total liabilities	1,785,847	1,779,402

Commitments and contingencies

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 161,255 shares issued and outstanding at September 30, 2021; 440,000 shares authorized, 108,609 shares issued and outstanding at December 31, 2020	40	27
Class A common stock, $0.00025 par value; no shares authorized, issued or outstanding at September 30, 2021; 60,000 shares authorized, 37,000 shares issued and outstanding at December 31, 2020	—	9
Additional paid-in capital	2,895,219	2,624,997
Cumulative distributions in excess of retained earnings	(305,665)	(259,673)
Accumulated other comprehensive (loss) income	(37,590)	(66,255)
Total Broadstone Net Lease, Inc. stockholders’ equity	2,552,004	2,299,105
Non-controlling interests	164,121	179,976
Total equity	2,716,125	2,479,081
Total liabilities and equity	$4,501,972	$4,258,483

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	(Unaudited) For the Three Months Ended		(Unaudited) For the Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2021	September 30, 2020
Revenues
Lease revenues, net	$122,777	$84,759	$290,234	$239,346

Operating expenses
Depreciation and amortization	36,682	31,225	98,620	102,503
Asset management fees	—	—	—	2,461
Property management fees	—	—	—	1,275
Property and operating expense	4,842	4,572	14,019	12,492
General and administrative	8,552	8,655	27,840	18,756
Provision for impairment of investment in rental properties	25,989	—	28,001	17,399
Total operating expenses	76,065	44,452	168,480	154,886

Other income (expenses)
Interest income	—	6	11	20
Interest expense	(15,611)	(15,430)	(47,149)	(59,015)
Cost of debt extinguishment	(242)	—	(368)	(414)
Gain on sale of real estate	1,220	3,838	9,791	9,725
Income taxes	(473)	(301)	(1,187)	(1,080)
Internalization expenses	—	—	—	(3,523)
Change in fair value of earnout liability	(1,059)	(5,604)	(5,539)	8,506
Other income	(25)	4	(11)	(22)
Net income	30,522	22,820	77,302	38,657
Net income attributable to non-controlling interests	(1,824)	(1,606)	(5,167)	(3,738)
Net income attributable to Broadstone Net Lease, Inc.	$28,698	$21,214	$72,135	$34,919

Weighted average number of common shares outstanding
Basic	159,226	146,119	150,227	108,228
Diluted	169,587	157,430	161,273	119,747
Net earnings per common share
Basic and diluted	$0.18	$0.14	$0.48	$0.32

Comprehensive income
Net income	$30,522	$22,820	$77,302	$38,657
Other comprehensive income
Change in fair value of interest rate swaps	4,559	(2,911)	30,328	(59,766)
Realized gain on interest rate swaps	85	(42)	2	(125)
Comprehensive income	35,166	19,867	107,632	(21,234)
Comprehensive income attributable to non-controlling interests	(2,101)	(1,399)	(7,313)	1,510
Comprehensive income attributable to Broadstone Net Lease, Inc.	$33,065	$18,468	$100,319	$(19,724)

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three months ended September 30, 2021 and June 30, 2021 and for the nine months ended September 30, 2021 and 2020. Also presented is the weighted average number of shares of our common stock and OP Units used for the diluted per share computation:

	For the Three Months Ended		For the Nine Months Ended
(in thousands, except per share data)	September 30, 2021	June 30, 2021	September 30, 2021	September 30, 2020
Net income	$30,522	$22,820	$77,302	$38,657
Real property depreciation and amortization	36,656	31,202	98,548	102,452
Gain on sale of real estate	(1,220)	(3,838)	(9,791)	(9,725)
Provision for impairment on investment in rental properties	25,989	—	28,001	17,399
FFO	$91,947	$50,184	$194,060	$148,783
Capital improvements/reserves	—	—	—	1,662
Straight-line rent adjustment	(3,434)	(4,979)	(13,045)	(14,706)
Lease termination fee	(35,000)	—	(35,000)	—
Adjustment to provision for credit losses	—	—	(1)	(142)
Cost of debt extinguishment	242	—	368	414
Amortization of debt issuance costs	962	956	2,832	2,528
Amortization of net mortgage premiums	(34)	(37)	(106)	(106)
Loss (gain) on interest rate swaps and other non-cash interest expense	85	(42)	2	(125)
Amortization of lease intangibles	(940)	(641)	(2,309)	32
Internalization expenses	—	—	—	3,523
Stock-based compensation	924	951	3,644	796
Severance	—	32	1,275	26
Change in fair value of earnout liability	1,059	5,604	5,539	(8,506)
Other income	25	(4)	11	22
AFFO	$55,836	$52,024	$157,270	$134,201
Diluted WASO(1)	169,587	157,430	161,273	119,747
Net earnings per share(2)	$0.18	$0.14	$0.48	$0.32
FFO per share(2)	0.54	0.32	1.20	1.24
AFFO per share(2)	0.33	0.33	0.97	1.12

1 Excludes 378 and 387 weighted average shares of unvested restricted common stock for the three months ended September 30, 2021 and June 30, 2021, respectively, and excludes 366 and 72 weighted average shares of unvested restricted common stock for the nine months ended September 30, 2021 and 2020, respectively.

2 Excludes $95 and $97 from the numerator for the three months ended September 30, 2021 and June 30, 2021, respectively, and $296 and $46 from the nine months ended September 30, 2021 and 2020, related to dividends paid or declared on shares of unvested restricted common stock.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO and AFFO, each of which are non-GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. To derive AFFO, we modify the Nareit computation of FFO to include other adjustments to GAAP net income related to certain non-cash and non-recurring revenues and expenses, including straight-line rents, the change in fair value of our earnout liability, cost of debt extinguishments, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, realized gains or losses on foreign currency transactions, internalization expenses, stock-based compensation, severance, extraordinary items, and other specified non-cash items. We believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rental rates over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. In situations where we granted short-term rent deferrals as a result of the COVID-19 pandemic, and such deferrals were probable of collection and expected to be repaid within a short term, we continued to recognize the same amount of GAAP lease revenues each period. Consistent with GAAP lease revenues, the short-term deferrals associated with COVID-19 did not impact our AFFO.

We further exclude the change in fair value of our earnout liability, costs or gains recorded on the extinguishment of debt, non-cash interest expense and gains, the amortization of debt issuance costs, net mortgage premiums, and lease intangibles, realized gains and losses on foreign currency transactions, internalization expenses, stock-based compensation and severance, as these items are not indicative of ongoing operational results. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and, in response to such standardization, we may have to adjust our calculation and characterization of AFFO accordingly.

The following is a reconciliation of net income to Annualized Adjusted EBITDAre, debt to Net Debt and Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended September 30, 2021 and June 30, 2021:

	For the Three Months Ended
(in thousands)	September 30, 2021	June 30, 2021
Net income	$30,522	$22,820
Depreciation and amortization	36,682	31,225
Interest expense	15,611	15,430
Income taxes	473	301
EBITDA	$83,288	$69,776
Provision for impairment of investment in rental properties	25,989	—
Gain on sale of real estate	(1,220)	(3,838)
EBITDAre	$108,057	$65,938
Adjustment for current quarter acquisition activity (1)	3,534	2,761
Adjustment for current quarter disposition activity (2)	(1,387)	(353)
Adjustment to exclude change in fair value of earnout liability	1,059	5,604
Adjustment to exclude write-off of accrued rental income	1,496	—
Adjustment to exclude cost of debt extinguishments	242	—
Adjustment to exclude lease termination fee	(35,000)	—
Adjusted EBITDAre	$78,001	$73,950
Annualized EBITDAre	$432,221	$263,761
Annualized Adjusted EBITDAre	$311,998	$295,808

1 Reflects an adjustment to give effect to all acquisitions during the quarter as if they had been acquired as of the beginning of the quarter.

2 Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.

(in thousands)	September 30, 2021	June 30, 2021
Debt
Revolving Credit Facility	$—	$—
Unsecured term loans, net	646,458	910,994
Senior unsecured notes, net	843,665	472,637
Mortgages, net	97,530	105,748
Debt issuance costs	10,215	6,625
Gross Debt	1,597,868	1,496,004
Cash and cash equivalents	(16,182)	(78,987)
Restricted cash	(3,895)	(8,021)
Net Debt	$1,577,791	$1,408,996
Net Debt to Annualized EBITDAre	3.65x	5.34x
Net Debt to Annualized Adjusted EBITDAre	5.06x	4.76x

We define Net Debt as gross debt (total reported debt plus deferred financing costs) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (loss) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We are focused on a disciplined and targeted acquisition strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, discussed further below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new acquisitions using our unsecured Revolving Credit Facility, our leverage profile and Net Debt will be immediately impacted by current quarter acquisitions. However, the full benefit of EBITDAre from newly acquired properties will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our acquisitions and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all acquisitions and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments or the change in fair value of our earnout liability, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items, that are not a result of normal operations. We then annualize quarterly Adjusted EBITDAre by multiplying it by four (“Annualized Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.